Table of Contents

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ⌧

Filed by a party other than the Registrant  ◻

Check the appropriate box:

◻	Preliminary Proxy Statement

◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

◻	Definitive Proxy Statement

⌧	Definitive Additional Materials

◻	Soliciting Material under Section 240.14a-12

Calavo Growers, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

⌧	No fee required

◻	Fee paid previously with preliminary materials.

◻	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Ruls 14a6(i)(1) and 0-11.

Calavo Growers, Inc.

Calavo Growers, Inc. Announces Virtual Access for its 2022 Annual Meeting of Shareholders

SANTA PAULA, Calif., April 14, 2022—Calavo Growers, Inc. (“Calavo”) (“Company”) (Nasdaq-GS: CVGW), a global avocado-industry leader and provider of value-added fresh food, today reminded shareholders that the Company will provide its shareholders with the capability to attend its 2022 annual shareholder meeting virtually. The meeting will consist only of the formal business portion, and the Company is offering the virtual alternative as a way for shareholders to have essentially the same meeting experience without attending in person.

The annual meeting will be held at 1:00 p.m. Pacific Time on Wednesday, April 27, 2022. Holders of record at the close of business on February 28, 2022 will be entitled to participate, submit questions and vote at the annual meeting by following the instructions available on the virtual meeting website at http://www.virtualshareholdermeeting.com/CVGW2022 and using the 16-digit control number included in their proxy materials.

Non-shareholders may attend the annual meeting as a guest but will not have the option to vote any shares or ask questions during the virtual meeting.

Cumulative Voting

Note that cumulative voting for directors will not be allowed via the live webcast. Shareholders who wish to vote cumulatively for directors should provide proxy instructions before the Annual Meeting at www.proxyvote.com. Shareholders will be able to vote cumulatively for directors in person at the Annual Meeting, but there will be no difference in the tallying of cumulative votes for directors provided through instructing a proxy in advance at www.proxyvote.com compared to voting in person at the Annual Meeting. Shareholders need not attend the Annual Meeting in person simply to vote cumulatively for directors.

Whether or not a shareholder plans to access the live call or webcast of the Annual Meeting, the Company urges all shareholders to vote and submit their proxies in advance of the Annual Meeting using one of the methods described in its proxy materials.

Shareholders are encouraged to read the Company’s proxy statement carefully. All information included in the proxy statement remains unchanged except with respect to the matters set forth herein.

About Calavo Growers, Inc.

Calavo Growers, Inc. (Nasdaq: CVGW) is a global leader in quality produce, including avocados, tomatoes and papayas, and a pioneer of healthy fresh-cut fruit, vegetables, and prepared foods. Calavo products are sold under the trusted Calavo brand name, proprietary sub-brands, private label, and store brands.

Founded in 1924, Calavo has a rich culture of constant innovation, sustainable practices, and market growth. The Company serves retail grocery, foodservice, club stores, mass merchandisers, food distributors and wholesalers worldwide. Calavo is headquartered in Santa Paula, California, with processing plants and packing facilities throughout the U.S. and Mexico. Learn more about The Family of Fresh™ at calavo.com.

Contact: Financial Profiles, Inc.

Julie Kegley, Senior Vice President

calavo@finprofiles.com

Calavo Growers, Inc.

This communication may be deemed to be solicitation material in respect of the 2022 annual meeting of shareholders (the “Annual Meeting”) of Calavo Growers, Inc., a California corporation (the “Company”). On February 28, 2022, the Company filed a definitive proxy statement with the Securities and Exchange Commission (the “Commission”) in connection with the Annual Meeting. SHAREHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT AND ANY OTHER SOLICITING MATERIALS THAT ARE FILED WITH THE COMMISSION WHEN THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE PROPOSALS TO BE VOTED UPON. The Company’s proxy statement and any other solicitation materials filed by the Company with the Commission can be obtained free of charge at the Commission’s website at www.sec.gov and at the investor relations section of the Company’s website at ir.calavo.com. Shareholders may also write to the Company at the following email address to request copies of these materials: 2022proxy@calavo.com. The Company, its directors and certain of its officers will be participants in the solicitation of proxies from shareholders in respect of the Annual Meeting. Detailed information regarding the identity of participants, and their respective interests in the Company by security holdings or otherwise, are set forth in the definitive proxy statement for the Annual Meeting. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

# # #